FIELDPOINT PETROLEUM REPORTS

RESULTS FOR FISCAL YEAR 2018

AUSTIN, TX – April 15, 2019 – FieldPoint Petroleum Corporation (OTC: FPPP) today announced financial results for the fiscal year ended December 31, 2018.

Phillip Roberson, President and CFO, said, “The decrease in year over year revenue was due mainly to the sale of the Apache Bromide field in late 2017. The increase in loss year over year was attributable to an asset impairment of approximately $2.6 million in 2018 and $0 in 2017, and a gain on the sale of assets of just $345,000 in 2018 and $3.8 million in 2017.”

2018 Financial Highlights Compared to 2017

•Revenues decreased to $2,169,859 from $3,036,132;

•Net Income (Loss) decreased to $(3,252,258) from $2,666,253 and

•Income (Loss) per share decreased, basic to $(0.30) from $0.25 and fully diluted to

$(0.30) from $0.25.

Mr. Roberson concluded with, “We are continuing to analyze our portfolio for non-producing assets and leaseholds that we can monetize to pay down the remaining portion of our outstanding debt with Citibank. Additionally, we are focusing on reducing SG&A expenses wherever possible, and  evaluating potential partnering opportunities that will help us grow past these hurdles created by depressed commodity pricing.”

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming. For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3560 or proberson@fppcorp.com

  Or Roger Bryant, Executive Chairman (214) 215-9130

  Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746